Exhibit 99.1

Startek Announces $185 Million Debt Refinancing

New Senior Debt Extends Maturity to February 2026

Greenwood Village, Colorado – February 24, 2021 -- Startek, Inc. (NYSE: SRT) ("Startek" or the "Company"), a global provider of customer experience management solutions, today announced that CSP Alpha Holdings Pte. Ltd., a wholly-owned subsidiary of the Company, has successfully completed a debt refinancing with a newly secured $185 million senior debt facility, comprising a $165 million term loan and a $20 million revolving credit facility. Borrowings under the new senior debt will bear a tiered interest rate, which is based on the Company’s consolidated net leverage ratio and is initially set at LIBOR plus 450 basis points.

The term loan will have a moratorium on principal repayment for 21 months and will amortize quarterly thereafter, beginning November 2022. The loan is subject to certain standardized financial covenants. ING Bank N.V. and DBS Bank Ltd. served as underwriters for the new senior debt facility and were the lead lenders of the previous senior debt facility, which is now repaid in full.

Aparup Sengupta, Startek’s Chairman and Global Chief Executive Officer, stated, “Our new credit facility allows us to extend the maturities of our debt and provides enhanced liquidity. Most importantly, it has a moratorium on principal repayments for the first 21 months, which will provide increased flexibility for the Company to manage its operations and finances. This also enables us to take advantage of growth opportunities and long-term strategic investments that can further improve the margin profile and earnings power of the organization.”

About Startek

Startek is a global provider of tech-enabled business process management solutions. The company provides omni-channel customer experience, digital transformation, and technology services to some of the finest brands globally. Startek is committed to impacting clients’ business outcomes by focusing on enhancing customer experience and digital & AI enablement across all touch points and channels. Startek has more than 40,000 CX experts spread across 46 delivery campuses in 13 countries. The company services over 250 clients across a range of industries such as Banking and Financial Services, Insurance, Technology, Telecom, Healthcare, Travel & Hospitality, Ecommerce, Consumer Goods, Retail, and Energy & Utilities. To learn more about Startek’s global solutions, please visit www.Startek.com.

Investor Relations

Sean Mansouri, CFA

Gateway IR

+1-949-574-3860

SRT@gatewayir.com